Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-100772 on Form S-8 of the Modine Manufacturing Company of our report dated June 26, 2012 appearing in this Annual Report on Form 11-K of the Modine 401(k) Retirement Plan for Salaried Employees for the year ended December 31, 2011.

/s/Crowe Horwath LLP
Oak Brook, Illinois
June 26, 2012